Exhibit 99.2

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHL Acquisition Corp. (“GHQ”) and/or Iridium Satellite LLC (“Iridium”) to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction between GHQ and Iridium Holdings LLC (“Iridium Holdings”), the parent of Iridium, whether the transaction will be approved by GHQ’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, competitive, legal, governmental and technological factors.  There is no assurance that GHQ’s or Iridium’s expectations will be realized.  If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made with respect to a proposed acquisition and related transactions involving GHQ and Iridium Holdings.  In connection with these proposed transactions, GHQ filed with the Securities Exchange Commission (“SEC”) a preliminary proxy statement and intends to mail a definitive proxy statement and other relevant documents to GHQ’s stockholders.  The information contained in this communication is not complete and may be changed.  Before making any voting or investment decisions, GHQ’s stockholders and other interested persons are urged to read GHQ’s preliminary proxy statement, and, when they become available, any amendments thereto, and the definitive proxy statement in connection with GHQ’s solicitation of proxies for the special meeting to be held to approve the acquisition and any other relevant documents filed with the SEC because they will contain important information about Iridium, GHQ and the proposed acquisition.  The definitive proxy statement will be mailed to GHQ stockholders as of a record date to be established for voting on the proposed acquisition.  Stockholders and other interested persons will also be able to obtain a copy of the preliminary and, once it is available, the definitive proxy statement without charge, at the SEC’s web site at http://www.sec.gov or by directing a request to:  GHL Acquisition Corp., 300 Park Avenue, 23rd Floor, New York, New York, telephone: (212) 372-4180.

GHQ also intends to launch a tender offer for its common shares which tender offer will be expected to close concurrent with the closing of the acquisition of Iridium Holdings.  The tender has not yet commenced.  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of GHQ.  Upon commencement of the tender offer, GHQ will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents.  GHQ stockholders and other investors should read these materials carefully when such documents are filed and become available, as they will contain important information about the terms and conditions of the tender offer.  Stockholders and other interested persons will also be able to obtain these documents once they are available, without charge, at the SEC’s website at http://www.sec.gov, or by directing a request to : GHL Acquisition Corp., 300 Park Avenue, 23rd Floor, New York, New York, telephone: (212) 372-4180.

PARTICIPANTS IN THE SOLICITATION

GHQ and its directors and officers may be deemed to be participants in the solicitation of proxies to GHQ’s stockholders in connection with the acquisition.  A list of the names of those directors and officers and a description of their interests in GHQ is contained in GHQ’s report on Form 10-K for the fiscal year ended December 31, 2007 and the preliminary proxy statement, which are filed with the SEC.  GHQ’s stockholders may obtain additional information about the direct and indirect interests of the participants in the acquisition, by security holdings or otherwise, by reading GHQ’s proxy statement and other materials filed or to be filed with the SEC when such information becomes available.

Nothing in this communication should be construed as, or is intended to be, a solicitation for or an offer to provide investment advisory services.

GHL ACQUISITION CORP.

Moderator:                                James Babski
December 3, 2008
7:00 a.m. CT

Operator:
Good morning.  My name is Darla, and I will be your conference operator today.  At this time, I would like to welcome everyone to the Iridium third quarter conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Babski, you may begin your conference.

James Babski:
Thank you.  Before I review the structure of this morning’s call, I would like to read the Safe Harbor statement.  This conference call could contain forward-looking statements about GHL Acquisition Corp. (“GHQ”) or Iridium Satellite LLC within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current beliefs and expectations of the management of GHL Acquisition Corp. and Iridium Satellite and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  Such risks are more fully discussed in GHL Acquisition Corp.’s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  GHL Acquisition Corp. and Iridium Satellite do not assume any obligation to update the information contained in this conference call.

Thank you everyone for joining us on GHL Acquisition Corp.’s conference call to update you on GHL Acquisition Corp.’s announced combination with Iridium Satellite and to review Iridium’s third quarter 2008 results.

In a moment, I’m going to turn the floor over to Scott Bok, CEO of GHL Acquisition Corp. for an update on the transaction, and then we’ll hear from Matt Desch, Iridium’s CEO, who will take use through the company’s results.  Eric Morrison, Iridium’s CFO, will review the details of the financial results with us.  And then we’ll take your questions.

Now, I’ll turn the program over to Scott Bok.

Scott Bok:	Thank you, James, and good morning to everybody on the line.

First, I want to take a moment to update you on our progress since the September 23rd announcement that GHL Acquisition will combine with Iridium in a transaction that provides Iridium with a public traded currency, strengthens its balance sheet and helps to fund the development of its NEXT generation satellite constellation.

There are effectively four major milestones required for the completion of this transaction.  I’m pleased to say that we’ve clear the first of the four (with) the termination of the waiting period (in the Hart Scott Rodino), which we received on October 10th, 2008.

The second is approval from the Federal Communications Commission, and we’re pleased to confirm that the FCC published its notice on Wednesday November 26th.  This sets in motion the FCC review and comment period.  Initial comments are due on December 29th, and we’re pleased that the FCC process is moving ahead.

The third is the filing with the SEC of our proxy statement.  The preliminary proxy was filed two days ago with the SEC, and is now available for your review.  I’m sure you’ll find that document very helpful in understanding the Iridium opportunity and potential.

Finally, GHL Acquisition requires the approval of our shareholders, and that will be the final stage of the transaction process.  We’re very encouraged by the feedback we’ve received regarding our transaction with Iridium since our announcement.  And we have some further good news to share with you today.  So, Matt, why don’t we go ahead and get started?

Matt Desch:	OK, thanks, Scott. And let me add my welcome to everyone on the call.

As we announced this morning in our press release, we had a very good third quarter, and we’re on our track – we’re on track for a very strong finish to the year.  Like our primary competitor, Inmarsat, recently (suddenly) announced their third quarter results.  To date, we haven’t seen a significant impact from the developing global financial crisis.  I think the fact that our service is primarily focused on industrial applications, it doesn’t have competitive alternatives that offer 100 percent global coverage, and a significant percentage of our business comes from U.S. and international government agencies, makes our business less impacted by recessions and other problems affecting the consumer market.  I’m sure that we’ll see some impact as the market contracts, but we have a pretty diversified business model that should better position us to weather the global financial crisis.

In the third quarter, we posted across the board strong growth in subscribers, revenue, operational EBITDA and net income.  Iridium continues to be the fastest growing voice and data communications mobile satellite services company.

In the third quarter, we added a total of approximately 29,000 new net subscribers.  This represents a 28 percent increase as compared with new net subscribers in the third quarter of last year.  We also saw extremely strong growth in our short burst data, or SBD service, which is our offering in the machine to machine or M2M space.  The increase in our M2M data growth was considerable with M2M data revenue up 104 percent while M2M data subscribers grew 131 percent compared to the third quarter of 2007.

This triple-digit growth is the result of additional partners engaged in the development and sale of applications as well as increased traffic that these applications are generating across Iridium’s constellation.

All this activity, along with equipment sales, which I’ll cover next, translated into a strong quarter in terms of our financial results.

Operational EBITDA, as you know is our EBITDA adjusted to take out revenue and expenses related to the development of our next generation satellites as well as any other one time expenses related to our financing activities, including the GHQ transaction.

Operational EBITDA was up in the quarter 23 percent from the same period last year.  EBITDA increased in the third quarter as well, but we think that operational EBITDA is a better representation of our ongoing operational performance, and so we tend to focus our comments on that.

Once we sign a definitive agreement for the construction of our NEXT generation of satellites, we expect our expenses related to this will be largely be capitalized.

I also want to make a point about our DOD business.  As you know Iridium has been a critical part of the U.S. Armed Forces communication suite.  In the first quarter of 2008, we renewed our U.S. DOD air time services and gateway maintenance agreements with a slight price increase.  And we’re very pleased that the U.S. DOD continues to be not only one of our largest single customers but a good source of R&D funds as well to develop new services like the (netted) radio service on Iridium.

It’s also worth noting that other U.S. government agencies, as well as foreign governments, are important customers of Iridium, although the revenues we derive from them are included in our commercial revenues.

Let me turn now to equipment shipments for the third quarter.  The third quarter of 2008 was our best single quarter for equipment shipments by number of units in Iridium’s history.  We are pleased at the continued growth and popularity and interest of our products.  We continued our strong growth in 9601 devices, which are – which is our data modem for the M2M market.  We also experienced high demand for our handsets in the third quarter.

And I want to touch on one particular contributing factor that we believe increased demand throughout the year.  Specifically, we continued to run our trade up to Iridium program in the U.S. through the third quarter.  We targeted this program to first responders to help ensure that they have high quality Iridium equipment by trading in their Global Star handsets.  We had more than 4,500 activations as a result of the Global Star trade in program through the year, which is roughly 10 percent of our total activations this year.  So we see that this program has been a big success.

In addition, as you remember, there was a very active hurricane season in the U.S. this year, which also brought a lot of visibility and notice to (MSS) providers.

Since the end of the third quarter, we’ve announced our new 9555 handset, which is our first new handset in more than four years.  It’s our smallest, most powerful handset ever and offers many new features and capabilities along with a truly global coverage and reliable service that Iridium users have come to expect.  We’re shipping it now, and we’ve received a lot of positive feedback from our partners on the new phone, and we expect it to be a real winner.

Earlier in this year, we also formally announced the development of Iridium OpenPort, which is our new, breakthrough, global maritime voice and data service.  This product is ideally positioned for the maritime market, which includes companies engaged in merchant shipping, passenger transport, fishing, energy and leisure.  Merchant shipping accounts for a significant portion of the maritime opportunity, and, as those ships spend the majority of their time at sea away from coastal areas and out of the reach of traditional communication services.

Iridium OpenPort offers a unique value proposition as it has multiple phone lines, IT connectivity and customizable data speeds up to 120 kilobits per second.  The hardware is very attractively priced against the competition, and we offer a variety of service plans at different price points, which our service partners are telling us will be a particularly strong selling point against Inmarsat’s more expensive systems given the continuing challenges facing the global economy.

In the third quarter, we confirmed that Iridium OpenPort system testing was successful with our beta customers and that we would be moving into a phased launch during the fourth quarter.  We are currently shipping and installing Iridium OpenPort units.

We are also in development on a comparable offering for the aviation market.  This is an interesting growth opportunity for Iridium, and we believe there is a great opportunity for a reasonably priced 64-kilobit or higher data link for all kinds of aircraft platforms.

And before turning the call over to Eric Morrison who will give you the financial review, I’d like to spend a few minutes discussing the status of Iridium NEXT, our next generation satellite constellation.

First, I’m pleased to report that we are on track and exactly where we expected to be in the development process.  Currently, we have two partners, Lockheed Martin and Thales Alenia Space, competing for the award of our prime contract.  We continue to work separately with each of them during this competitive phase, and we expect to award the contract for development of Iridium Next during the second quarter of 2009.  Right now, we’re on plan to launch the first satellites for Iridium NEXT in 2014 with the full constellation replaced by 2016.

A major feature of our next constellation will be its ability to accommodate secondary payloads.  We have paid study contracts in place with a number of customer organizations and are in detailed discussions with a number of interested parties and have a strong pipeline of expressed interest in further exploring the opportunity in our network.  We are working towards having one or more secondary payload partners, which will be another new source of revenue for Iridium.  The types of applications that are being discussed include earth observation, remote sensing, climate forecasting and other scientific missions.

So I guess at this point, I’ll turn the call over to Eric who will provide further detail on the third quarter and year to date results, and then we’ll both be available to answer any questions you may have.  Eric?

Eric Morrison:	Thanks, Matt, and good morning everyone.

Iridium’s net subscriber additions increased 47 percent in the first nine months of 2008, which brings our current total subscribers to approximately 309,000.  This represents a 37 percent increase from third quarter a year ago.

As Matt mentioned, this growth is driven by demand for our machine-to-machine service, organic growth in our handset business, and incremental gains from our successful efforts to attract Global Star customers.

On revenue, operational EBITDA and net income, Iridium posted significant gains.  Through the first nine months of 2008, Iridium posted $244 million in revenue, a 26 percent increase over the comparable period in 2007.  Revenue in the third quarter of 2008 was $88 million versus 74 million in the third quarter of 2007, a 19 percent increase.

Operational EBITDA for third quarter and year to date 2008 was also significantly higher than in the same period as last year.  Again, operational EBITDA is EBITDA that excludes revenue and expenses incurred in the development of our second generation constellation, Iridium NEXT, as well as non-recurring expenses related to the company’s financing activities, including the transaction with GHQ.

The company tracks operational EBITDA because we believe it’s the best indicator of our ongoing operational performance of our business.  Our management team also uses operational EBITDA for operational planning purposes, including the preparation of its annual operating budget, financial projections and compensation plans.  With operational EBITDA, we effectively eliminate non-recurring costs to our business.

Operational EBITDA for the first nine months of 2008 was 44 percent greater than the same period in 2007.  Third quarter operational EBITDA was 29 million, which was 23 percent greater than the third quarter of 2007.  The increases in operational EBITDA were driven by higher revenues across the board.  DOD, commercial service and equipment sales all posted significant gains.

It was offset slightly by higher expenses, including cost of sales resulting from the growth in equipment sales, R&D expenses related to the development of new subscriber equipment and services, and increased personnel expenses to support the growth.

Year to date net income grew 51 percent over the same period in 2007 to $52.3 million.

Third quarter 2008 net income grew eight percent to 16 million over third quarter ’07.

Our cash position continues to be strong.  At the end of the third quarter 2008, we had cash of more than $64 million and an outstanding debt balance on our credit facility of $160.2 million.  In October 2008, we used $22 million of this cash to prepay a portion of the outstanding balance on our credit facility.  This was done in order to obtain a waiver from the creditors needed to proceed with the GHQ transaction.

Also, in October, we received a $22.9 million in proceeds from (Greenhill & Co. Europe Holdings Limited) for a convertible subordinated promissory note.  These proceeds, as well as an additional $15 million, were distributed to current Iridium holding members in October.

With that, we’d like to conclude. It was a great quarter, a great nine months for 2008 for Iridium, and I’d like to turn it back now to Scott Bok.

Scott Bok:
Before we take questions, I want to make a couple of comments in closing.  First, congratulations to Matt, Eric and the entire Iridium team on a terrific third quarter, and we will look forward to hearing from them on the fourth quarter and full year results in just a few months.  Obviously, there’s a lot of positive momentum at this company as it closes out its year.

I also want to comment on the competitive landscape to just briefly make the point that the current landscape reinforces us here at GHL acquisition Corp. exactly why Iridium was the best investment vehicle for us.  It’s a strategically important company with a critical product in a sector that has very few competitors and very high barriers to entry.  Iridium is well-suited to be the provider of choice for the high value customers that require mission critical satellite communication services, and we continue to be impressed with the results of this business even in the face of a very tough global economy.

Thank you everybody for your time and attention this morning. We look forward to speaking with each of you over the coming months, and now let us take any questions you have. Operator?

Operator:	At this time, I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Ladies and gentlemen, once again, to ask a question, press star then the number one on your telephone keypad.

Your first question comes from the line of Chris Quilty with Raymond James.

Chris Quilty:	Morning, guys.

Matt Desch:	Morning.

Scott Bok:	Morning, Chris.

Chris Quilty:
I think you implied in the beginning that you had perhaps some news on the shareholder vote of – or perhaps it was just the clearance of the other three of the four hurdles.  But you said in the press release you were expecting an early or by mid-2009 timing for the shareholder approval.  Can you give us a sense of what you’ve seen in early indications and perhaps a little bit more narrow window on when you think the transaction might get finally voted?

Scott Bok:
You know I truly don’t think we meant to imply anything about sort of the voting process, and simply because the voting process in all corporate transactions whether M&A or indeed in IPOs it kind of all comes together literally in the last days leading up to the transaction.  So we haven’t sought a single vote nor have we received a single vote because it’s just not that time in the process yet.  You need to have a SEC approved proxy to be able to do that.  And obviously, with the filing, we started that clock.

If I had to guess, I think it’s going to be, if it’s in the first quarter, it’s going to be very late in the first quarter.  Probably more likely it would be April or perhaps May that this would get done.  Obviously, it’s a little bit out of our hands.  We don’t know how long the SEC will take.  We don’t know how long the FCC will take.  But I think a good guess is you know something like April or May for a final vote.

Chris Quilty:
OK.  And specifically with regard to the 9555, can you give us a sense of what sort of impact that might have on churn or hardware margins here in the next six months as you work through old inventory and customers and take a look at that product and its relative benefits?

Matt Desch:
Well besides being a great phone and being smaller and having a lot more features, it actually does cost less to produce as well than our previous 9505 phone.  So we expect that margins could improve actually.  Right now the phone is being priced a bit above the 9505, which we still have a bit of inventory.  Again, not significant, but that’s to allow sort of our partners to clear out their existing inventory before they move into the new 9555.

Both phones are actually shipping this quarter.  We have people still ordering some 9505s really at the lower price.  And then they’re also ordering a number of the 9555s at the higher price to take those as well.

So our margins on our devices, we’ve always had positive what I would call good margins on our products.  We don’t subsidize products, never have.  We’ve had a very consistent price, wholesale price for our devices since the last seven years actually, a very consistent price.  We expect, over time, that price to decline just by nature of the fact that we can and because we think it will drive higher demand.  But right now we’re still seeing strong demand from our phone, as you can see by the numbers this year through the first three quarters.  So we are continuing to sell it on that basis.

Chris Quilty:
OK.  Well, I guess more specifically on pricing you know Inmarsat has said they’re going to price at $500, and it looks like that schedule has rolled probably six months forward probably to the back half of next year.  Would you be inclined to come closer to matching their price which would imply about a 50 percent price reduction from where you are now, or do you think your handset, your service can command a significant premium over what they offer?

Matt Desch:
Well first of all, you’re discussing something that Inmarsat has been describing will come for the last I think 24 months now, and it’s now just been announced I guess in the last few months that it’s delayed another six months or more out into 2010.  So all anybody knows about that device, besides that they’ve spent a lot of money on it, is that they want to price it – they say that they want to price it at $500.  We’re skeptical that that will be the price in the end.

First of all, we don’t think, even when it comes, that it will be that comparable to our offering.  Remember, our product works anywhere in the world.  Theirs only works in, say, 70 percent of the world.  Their satellites are far away from the planet, so there’s more delay in the voice going back and forth between the handsets than ours.  Ours are much more cellular like.  We don’t have any idea what their features said or are planned.  And you can see, we’ve competed against smaller regional handsets in the past that were lower cost, and we’ve grown significantly every year despite competition when Globalstar had a viable service, when Thuraya, also a smaller, lower-cost devices.

So we’ve competed very well in the past. We stand ready, and sort of have in our plan the ability to price to compete. But really don’t know that we’ll need to do that any time soon.

Chris Quilty:
OK, fair enough.  On the M2M market, again, really good growth there.  But it looks like, at least from the numbers you’ve provided, that ARPU might have gone down a little bit.  Is there anything you’ve done specifically with pricing, or does that better reflect mix issues of who you’re selling to?

Matt Desch:	I don’t remember announcing an ARPU number …

Chris Quilty:	Well, it’s just your unit growth was a lot faster than your revenue growth, which may impact a churn issue.

Matt Desch:
Well, overall, our revenue – our number of devices goes up in that area, and the ARPU is lower in the (M2M) space than it is in our voice handset space.  So, overall, our ARPU, as we get higher and higher numbers of data devices, will go down slightly as a total, but actually the ARPUs have held up pretty well on both those services over the last year or two.  We haven’t seen a big difference.

I expect as we continue to expand and continue to get more customers and we attract different applications that use the service less or you know use it in different ways that we’ll get a wider mix of ARPUs than we currently have.  But you know our ARPUs are significantly higher than anybody else’s in this space.  And the reason is that we have the most reliable two-way product that works anywhere on the planet.  And that’s reflected on the kind of people that deploy it.  We have the high-end premium customers in the (M2M) space.

Chris Quilty:	And on that last issue, do you have a good sense of who the customers or what the applications are?

Matt Desch:
Oh sure.  Well, we don’t work directly with them as we work through our VARs and VAMs and many of them – but they’re in a very broad range of segments from oil and gas to transportation to scientific communities.  The military is using them more and more increasingly, border security, sensor applications, buoys, transmitter buoys, fishing buoys.

They’re used for tracking of packages.  They’re used for tracking of machines.  They’re used for tracking assets like heavy equipment in countries.  It’s just a very, very broad set of applications, and they’re expanding.  They’re expanding every quarter as we continue to add partners and new data spaces.

Chris Quilty:
OK.  And a final question on NEXT.  You’re probably too early in the process, but any significant change in what your cost estimate, all in, of what that program may entail?  And, second part of the question, any indication, either more likely or less likely in terms of hosted payload and what that may contribute to your funding needs?

Matt Desch:
Yes, in both cases, we’ve announced in the past that we think all in, including satellites, launches, ground infrastructure, subscriber equipment, everything over 10 years that’s the total program on NEXT would cost about $2.7 billion.  We can’t be assured of that until we obviously sign firm, fixed price contracts.  But, as I reported in the call and in the numbers, that that process continues on track, on schedule, and we’re getting increasingly comfortable that our projections there are appropriate and are increasingly going to look like they’re going to be accurate.  So I think that that’s still a really good number to plan for, and it’s getting more and more likely as we get closer to that process.

As far as secondary payloads go, until we sign a secondary payload contract and announce that – of course, it’s all about just explaining what the pipeline looks like.  Our pipeline has been increasing.  We don’t talk about how many and what customers that we’re working with or potential customers we’re working with, but we actually have paid study contracts now.  People are actually giving us money that is being used to evaluate their applications on our network.  Those are progressing very well.  We’ve had very strong indications of interest from a number of parties both for parts of our network as well as a payload on every one of our satellites.  We have a number of different opportunities, more than a handful I’d say.  I’d say somewhere in the 5 to 10 different opportunity ranges.  We can only select one or two, so it’s somewhat of a competitive process right now and people know that.  They know that we really expect that process to get to a partner to sometime in 2009.  You know no later than early 2010.  But we’re really designing the process so that we can take customers all along over the next few years.

Chris Quilty:	Great. Thank you and congratulations on the results.

James Babski:	Thanks, Chris.

Operator:	Once again, to ask a question, press star then the number one on your telephone keypad.

Your next question comes from the line of Neil Danics with SPAC Analytics.

Neil Danics:
Hi, Matt.  Most of the questions that I had were already asked.  Just with respect to the NEXT satellite, you mentioned fixed cost contract.  Is there any potential for cost to increase after you sign a definitive agreement?

Matt Desch:
Well that’s a very broad statement.  I would expect – remember, when we sign a firm, fixed price contract for the satellite development with either Lockheed Martin or Thales Alenia Space, which is currently expected around the second quarter of next year, but those will be firm, fixed price contracts.  And unless we change the requirements or change some aspect of it, they shouldn’t really change.  We will also be signing up eventually over the next year or two launch contracts or at least framework launch contracts.  And we would expect to be locking in costs on that as well.  Ground infrastructure will be deployed over the next four or five years, but we think we have conservative estimates on that, and this shouldn’t be as well.  But it’s not going to be as a commercial satellite operator, we operate through what we call a design to cost method, which is very different than the, say, the U.S. government uses when they procure satellites.  They design to a design to capability, and, as the capabilities change, the costs go up. And that’s why you hear about big cost overruns in satellite development with the military and other parties.

We don’t operate on that front, and our suppliers know it.  They know that we have a cost envelope, and we put as much capability into that cost envelope as we can.  It looks like we’re going to get a lot of capability from the iterations of the design so far, which is great.  We’re going to meet our objectives for a next generation system, all within that target that we have.  So it’s unlikely that it would exceed.  And, if it did, it would be a pretty small amount because we would obviously manage that very tightly.

Neil Danics:	OK. And the original estimate of $2.7 billion, does that include the launch contracts as well?

Matt Desch:
Yes, that includes launch contract and initial spares and that sort of thing.  And obviously that’s spread over a considerable time.  It ramps up.  It’s mostly R&D in the early years.  And the bigger capital costs obviously come when you are actually building satellites and launching them out in that 2014 to 2016 window.  So it’s spread over quite a long time.

Neil Danics:
Just with respect to the launch contracts, are they are a large proportion of the $2.7 billion versus – you mention definitive agreement on the satellites themselves in the second quarter.  Just what I’m trying to understand is the launch contract piece, is that a large part of the $2.7 billion because it sounds like that might take another year or so after the second quarter to get some certainty on?

Matt Desch:
No, well, look, we’re in discussions right now with the different launch partners.  There’s a number of different potential players, and we’re in discussions with them right now and even discussing pricing and that sort of thing right now.  We say a significant part is probably less than a third of the total costs of the system is that.  And we have, again, an envelope for our launch costs that we think is reasonable and appropriate based upon what we’ve been told by the launch suppliers already.  And while we haven’t nailed it down and signed contracts, we’re pretty confident we can keep within that envelope.

Neil Danics:	So about two thirds of the capital costs could be firmed up in the second quarter of next year?

Matt Desch:	That’s close to being correct. That’s about right.

Neil Danics:	OK. And second quarter, would it probably be safer to assume June versus April?

Matt Desch:	In terms of signing those definitive contracts?

Neil Danics:	Yes.

Matt Desch:	We’ll be ready to do it sometime early to middle of the quarter. I think it will be on of those things could get delayed, so I think that’s safe to say that late in the quarter, to be safe.

Neil Danics:	OK.

Matt Desch:	Certainly in the first half …

Neil Danics:	Thank you.

Matt Desch:	… of next year.

Neil Danics:	OK, thanks, Matt.

Matt Desch:	OK, Neil, take care.

Operator:	Your next question comes from the line of George Larson with Business & Commercial Aviation Magazine.

George Larson:	Good morning, Matt.

Matt Desch:	Morning.

(George Larson):
Would you bring us up to date on some of the safety of flight issues for which you’ve been approve by ICAO now?  And is that data link – 54-kbit data link device for aircraft platforms?  Should I think about that in that context?

Matt Desch:
Well, you could, though I think that that probably is not going to be as associated with the – what’s called the (ASMSRFs) – (AMSRFs) safety – air safety services world as it is a – as a more business offering to probably using other applications, data applications.  But, yes, you’re right.  We have been approved in the past for safety services, particularly being used on large scale aircraft as over the poles for safety services.  There’s continuing standards works to expand that to other broader standards known as stands and other aspects of that suite of standards.  It is the driver for our business growth in the aviation sector.  And we’re seeing our avionics partners now installing systems onto larger airliners and that sort of thing to support aviation safety services, which has been a new service for us.

What we were talking about there is with the success of the OpenPort application in the maritime application, we are exploring developing a specialized antennae for an aircraft that would be obviously streamlined in an aviation application that would offer, say, at least 64-kilobits per second service, maybe more, at a very, very different cost point than anybody has been able to have in the aviation sector before.

We’ve had an RFQ out with a number of partners to work with us on that.  We’ve just down selected to a couple of them, and we’re not ready to talk about who right now.  But we are talking to a couple of suppliers of that and hope to have a product in that space sometime over the next year or so.  And, if we do, I think the applications, of course, as you can imagine are regional jets, corporate aircraft, great price point to –for example, BlackBerry data service on aircraft, that sort of application.

George Larson:	Thank you. Let’s see. The business aircraft market, as you know is slowing down a bit. And I wondered if you could comment on what impact you might see for your business.

Matt Desch:
Yes, I mean overall, obviously, we’re deployed on initial platforms on a lot of corporate aircraft.  We’re also retrofitted into a lot of business aircraft.  We are hearing that there is concern that there’s a slowdown.  I don’t know that there’s been a big slowdown yet, and so we certainly haven’t seen any of it.  I don’t know that it will necessarily – you know remember, we have probably 17,000 or more channels already on aircraft to date.  That’s growing still a couple hundred on a rate of almost a couple hundred per month.  It has been for the last two years or so.  It may decline some small percentage, but I think it’s still going to be growth month over month.  And those existing aircraft we think will still continue to provide revenues and service revenues.

So, like I said, I mean it’s a small part of our overall business.  It’s certainly less than 10 percent of our total business.  As I said before, we haven’t really seen impact.  I mean if there’s been a recession this last year, it hasn’t been noticed in our results so far, as you can see in the first …

George Larson:	There has been one though. I can …

Matt Desch:	Well, we just found out that there has been actually, and we’re seeing signs of it everywhere personally and everything, but, from a business perspective, it obviously hasn’t shown up.

But we’ve got to expect that over the next – over the next year or two we may not see quite the level of growth we’ve had before.  But I’d still think we’re going to see pretty significant results from our existing base and potential new subscribers.

Does that answer your question?

George Larson:	I think it does.

Matt Desch:	Hopefully.

George Larson:	A final question. I’m just curious about the secondary payloads. Are these primarily going to be government entities or private industry?

Matt Desch:
Well, we’re talking to both parties.  There’s been interest on both sides.  The scientific community in particularly, the global scientific community and specifically government agencies that relate to scientific communities I would almost call more on the commercial side.  Those are first observation kind of payloads, which would measure global warming and that sort of thing, which is an important subject these days since there’s not enough data on the subject and there seems to be a lot of interest in using such a platform like ours.  I mean no one else has 66 satellites over every part of the planet, all interconnected and able to bring us secondary payloads data back to any place on the earth very cost effectively.

So it has, I think, been recognized as an important application, and now people are more in the process of talking to us about the specifics and eventually negotiating the results.  There are other agencies.  There’s government agencies also that have ideas how to use it as well, and we’re talking with some of them and, in fact, doing some studies with them to host other kinds of payloads.  So it’s a broad range of potential customers.  Exactly who it will be, I can’t tell you at this point.  But it’s sort of a race to see who gets the space.  I think there is more interest in it than I’m going to be able to accommodate because our primary – it’s called secondary payload for a reason.  Our primary payload, obviously, is to be a communication operator.  And this would be, say, a 50 kilogram payload on a you know an 800 kilogram satellite.  So it’s a small part of our overall business.

Operator:	And there are no further questions at this time. Scott, I’ll hand it back to you for closing remarks.

Scott Bok:
OK, well thank you all for calling in.  We’ll be back in a few months with fourth quarter and year-end results, and obviously we’ll also keep investors informed as we make more progress with the FCC and the SEC and so on.  Thank you very much for your time.

Operator:	This concludes today’s conference call. You may now disconnect.

END